Exhibit 10.26

VERAFIN HOLDINGS INC.
AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN
AWARD AGREEMENT
Dear Jamie King,
This letter represents your Award Agreement under the Verafin Holdings Inc. Amended and Restated Management Incentive Plan (the “MIP”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the MIP. Your Target MIP Amount for purposes of the MIP is $7,446,000, subject to the terms and conditions of the MIP (including Section 3 thereof). By your signature below, you acknowledge your agreement to the terms of the MIP and this Award Agreement, and also re-affirm your surviving obligations under the EMIA.
Thank you for your dedication to the Nasdaq and Verafin team.
Sincerely,
/s/ Ann Dennison
On behalf of Verafin Solutions ULC, successor to
Osprey Acquisition Corporation and Verafin
Holdings, Inc.
By: Ann Dennison
Title: Director

Acknowledged and Agreed:

/s/ Jamie King
Jamie King